Exhibit 10.20
PANHANDLE STATE BANK
EXECUTIVE INCENTIVE PLAN
PLAN DOCUMENT

PANHANDLE STATE BANK
EXECUTIVE INCENTIVE PLAN
This document describes the Executive Incentive Plan (the “Plan”) for Panhandle State Bank (the “Bank”).

1. Purpose

The purpose of the Plan is to be an effective management tool to help improve performance by providing variable reward opportunities in return for achieving Bank goals. Specific objectives of the Plan include:
•	Support the Bank’s new strategic direction.

•	Provide motivation to achieve Bank goals.

•	Support and reinforce a sense of teamwork among management.

•	Provide financial rewards directly related to measured performance.

•	Attract and retain high quality management.
2. Administration

The Plan will be administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee will assure that the Plan is implemented and maintained according to Plan provisions.

3. Eligibility

Participation in the Plan will include key members of the executive team. The CEO of the Bank will recommend who participates in the Plan for Committee approval. The CEO will communicate such participation to each participant at the beginning of each Plan year. Participants must be employed at the Bank on December 31 to qualify for incentive payouts earned during that year.

The CEO will review Plan eligibility at the beginning of each year and, if appropriate, recommend additional participants for Committee approval.

4. Size of Award Opportunities

To be most effective, incentive opportunities must be meaningful and competitive. To accomplish this, participants are assigned target incentive opportunities based on each position’s relative level of impact on the Bank’s overall performance.

Target incentive levels represent the size of earned incentive awards if all established performance goals are achieved. Actual earned incentives will likely be higher or lower, depending on actual performance measured against predetermined goals.

The CEO will communicate the appropriate target incentive percent to each participant at the beginning of each Plan year. The Committee has the authority to revise the target incentive opportunities as deemed appropriate.

5. Performance Components

Annual incentive awards will be based on the Bank’s actual performance results relative to performance criteria consistent with the Bank’s strategic goals, through the following process:
•	Prior to the beginning of each Plan year, Bank management will select appropriate performance criteria and develop annual performance goals for the Bank for Committee approval.

•	Each performance goal will be weighted to reflect relative importance.

•	During the year, performance relative to the Plan is monitored and, if necessary, action steps are taken to improve performance.

•	At the end of each Plan year, actual annual performance is measured against the goal to determine the extent, if any, to which incentive awards are generated for each participant.
The following performance criteria will be used to establish annual performance goals as a basis for annual incentive awards:

Performance Criteria
•	Net income after tax (Weighted @ 60%)

•	Average Asset Growth (Weighted @ 40%)
At the beginning of each Plan year, the CEO will review and, as appropriate, revise the performance criteria, and recommend appropriate weighting for Committee approval.

6. Performance Goals

The key to the success of the annual incentive plan is establishing appropriate performance goals that must be achieved to generate incentive awards. To be most effective, performance goals must be reasonable in terms of being achievable, but must require a significant stretch to justify additional compensation opportunities.

At the beginning of each year, at least three specific performance measurements will be established for each performance criterion.
•	Threshold Performance Level — The minimum acceptable level of performance below which no incentives will be paid.

•	Targeted Performance Level — The expected level of performance that will generate target incentive awards.

•	Outstanding Performance Level — The exceptional level of performance that will generate outstanding incentive awards.
All established incentive goals must be approved by the Committee.

7. Annual Incentive Schedule
•	Once the annual performance goals are established and approved by the Committee, an annual incentive schedule is prepared for each participant that relates actual Bank performance to earned incentive awards.
The Committee has the authority to adjust any participant’s earned incentives upward or downward to reflect the individual performance of the participant during the Plan year.

8. Withholding

The Bank shall deduct the regulatory tax withholding amounts from any earned incentive awards that are paid.

9. Payment

Earned incentive awards, if any, will be paid in one lump sum on or before 45 days after the end of the Plan year.

10. Sale of Bank

In the event more than 50% of the stock of the Bank is sold, all participants will be paid in one lump sum on a pro-rata basis for performance level goals reached for the most current quarter ended no later than one day prior to the sale event.

11. No Guarantee of Employment

Nothing in the Plan or any Plan materials guarantees employment at the Bank. Further, this Plan should not be implied as any contract agreement.

12. Modification and Termination

The Committee has the right to amend or terminate the Plan at any time. However, termination or modification of the Plan during the year will not negatively affect performance goals and incentive opportunities up until the point of termination.

13. Extraordinary Items

The Committee has the authority but no obligation to exclude any extraordinary accounting items such as changes in generally accepted accounting procedures, sales of major assets or regulatory changes.

14. Termination

Participants must be employed by the Bank on the last day of the Plan year to receive earned incentives for that Plan year. Participants who retire or are disabled during the Plan year will receive earned incentives on a pro-rata basis for time actually worked, based on the appropriate performance results. If a participant dies, the estate will receive a pro-rata earned incentive award. Participants who voluntarily or involuntarily terminate during the year forfeit their rights to any earned incentive for that year. No incentive earnings will be calculated until the end of the current Plan year.